EXHIBIT 99.2

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Chavez
ANSI — President and CEO

Bob Merrill
ANSI — Executive Vice President – Finance and CFO

Ken Hawari
ANSI — Executive Vice President — Corporate Development

Drew Johnson
ANSI — Vice President — Regulatory Affairs.

CONFERENCE CALL PARTICIPANTS

Eli Kammerman
Cathay Financial — Analyst

Mark Landy
Susquehanna Financial Group — Analyst

Chad Sikes
CIBC World Markets — Analyst

Pat Pace
UBS Investment Research- Analyst

Thom Gunderson
Piper Jaffray — Analyst

Amit Hazan
Sun Trust Robinson Humphrey — Analyst

Keay Nakae
C.E. Unterberg, Towbin — Analyst

Michael Peterson
JP Morgan — Analyst

Bill Plovanic
First Albany Capital — Analyst

Shawn Fitz
Stephens, Inc — Analyst

PRESENTATION

     Operator

     Good morning, ladies and gentlemen, and welcome to the Advanced Neuromodulation Systems third quarter 2004 earnings conference call. During the presentation all participants are in a listen-only mode. Afterwards, we will conduct a question and answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Thursday, October 28, 2004. I would now like to turn the conference over to Mr. Chris Chavez, Chief Executive Officer. Please go ahead, sir.

     Chris Chavez - ANSI — President and CEO

     Good morning. We appreciate your interest in ANS and the opportunity to review our third quarter results with you. With me this morning in our Plano headquarters office are Bob Merrill, our CFO, Drew Johnson, Vice President of Regulatory Affairs, and Ken Hawari, our Executive Vice President. As usual, I’m going to give an opening statement, Bob will summarize financial performance for the third quarter, and then we’ll take your questions.

We want to remind you that we will use forward-looking comments in our opening statements and in answers to your questions.

The third quarter was another period of outstanding accomplishment for ANS. We continue to make strong progress on our financial and product development objectives. From a financial perspective, revenues increased 34 percent to a new record of $31.3 million. This increase follows record performances in the last 11 quarters. Net income for the third quarter increased 42 percent to $4.7 million or 23 cents per diluted share, excluding the one-time gain in 2003 from a tax abatement reversal. ANS’ third quarter growth reflected a 37 percent increase in sales of our Spinal Cord Stimulation Systems for the treatment of chronic pain, which, again, was powered by strong growth in our Genesis IPG product range. We’re also pleased to report that we experienced modest growth in our Renew Radio Frequency Spinal Cord Stimulation products.

With little fanfare, ANS moved up from the 96th spot to the eighth spot in Fortune’s rankings of small-cap companies across all industries. We climbed to the number three position in terms of sales growth. This is a real tribute to our ANS Sales and Marketing organization.

New products and new indications remain key to sustained and accelerated growth into future years. ANS continues to invest in projects that further strengthen our technology platform and our market position. We believe that our current and future technology

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ANSI — Q3 2004 Advanced Neuromodulation Systems Earnings Conference Call

platform is well suited to further strengthen our competitive position in the Spinal Cord Stimulation market and to address the expanding list of clinical applications for implantable Neurostimulation devices. ANS continues to innovate and invest in developing new generators, new leads and new programming systems.

In the second quarter we filed with the FDA for approval of our first rechargeable IPG, which we expect later in Q4. We plan to file a second submission later in Q4 for a second rechargeable IPG.

We will also expand our launch of our new Axxess lead in the fourth quarter, as well as a launch of our new C-Series, or curved lead. Axxess is the smallest and most steerable spinal cord stimulation lead in the market. The C-Series lead will be the first lead to mimic the curve of the spinal cord aiding in inserting and placement of the lead.

We have also received FDA clearance and CE mark for a significant upgrade to our MTS trial system and will launch this product in the fourth quarter. This is a substantial upgrade to our product trial system.

We believe that ANS has the broadest and the most advanced product offering in the industry to address the broad and diverse needs of the interventional pain physicians and the expanding neurostimulation market.

As previously reported, we filed our PMA with the FDA in December, 2003, for a drug pump called AccuRx. The FDA surprised us and requested additional drug compatibility testing and it will require several months to design and implement. We believe these tests are unnecessary and that it should have been requested during our pre-PMA meetings. ANS will comply with the FDA’s request, which will delay approval and launch by a disappointing 12 months. The additional tests will not require additional clinical data collection. We have not built significant revenue from AccuRx into our 2005 planning. This delay will have little effect on our 2005 guidance.

We received approval from the FDA to initiate a three site, 20 patient feasibility study using neurostimulation to treat migraine headaches. We hope to secure approval from the FDA to modify the migraine protocol to enable us to expand it to a full pivotal trial that will support a future PMA submission. We anticipate we will start implants under this feasibility study in the first quarter of 2005. We continue to believe that the chronic headache application has very significant clinical and commercial potential.

We’re also in active discussions with the FDA seeking approval to move forward with two separate DBS pivotal studies to evaluate the treatment of tremor and Parkinson’s Disease. Progress with the FDA has been slower than we anticipated; candidly we’re disappointed. We are negotiating a path forward on the final substantive issue. We’re hopeful we can resolve our final issue and receive approval to begin our clinical trial in Q1. It’s simply working through the details.

ANS continues to evaluate a large and growing list of other promising clinical applications that leverage our substantial neuromodulation technology platform. As mentioned in our last conference call, ANS has acquired exclusive intellectual property rights to several new neurostimulation clinical applications. We have an exciting project to treat severe depression, targeting an undisclosed location in the brain. Initial results in a pilot study outside the U.S. are very promising. The pilot study is being expanded to include an additional site. The second application developed in Europe, targeting cortical stimulation of the brain, has shown great promise in treating severe Tinnitus.

The March issue of the “Journal of Neurosurgery” describes the use of cortical stimulation of the auditory cortex to treat intractable tinnitus. This same article describes the use of magnetic stimulation as a non-invasive test to predict the success of cortical stimulation with an implanted device. We hope to design a pilot study to evaluate the tentative application more fully.

A third clinical application stimulates peripheral nerves in the cranial regions to treat symptoms associated with traumatic brain injury. Initial results from a physician-sponsored study are also very encouraging.

We are also actively involved in identifying and evaluating other promising applications for our neuromodulation therapy and plan to add other exclusive applications to our portfolio. ANS has established a focused incubator department to identify, qualify and test new applications for neuromodulation technology. The opportunities just continue to come out of the woodwork. This incubator department capability will enable us to efficiently validate the growing list of new applications for our technology. With current and other planned initiatives, we believe we have the fuel to support strong, organic growth through the decade and beyond.

As you know, ANS made a sizable investment in Cyberonics in August and, subsequently, proposed a combination at $22 per outstanding Cyberonics share. The Cyberonics Board rejected our invitation to discuss a merger and we recently withdrew our $22 per share proposal. We continue to believe that the case for a combination is compelling, but Cyberonics is currently focused on trying to persuade the FDA to reverse its non-approvable decision on Cyberonics’ proposed depression application. This process could take several months to play out and, in the interim, it made no sense to leave our proposal outstanding. The Cyberonics situation will clarify over the next few months and, for the time being, we are managing our investment like any other shareholder.

The transition into our new facility is now complete. The new facility increased our physical plant capacity by 400 percent and enables ANS to continue to grow and expand without interruption.

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation Systems Earnings Conference Call

The interventional neuromodulation market already approaches a billion in revenues and holds great promise for growth and expansion. Neurostimulation is rapidly gaining visibility and acceptance as a promising modality among scientists and clinicians. Many believe that it promises to grow into a multi-billion dollar, multi-indication industry. ANS has made, and will continue to make, significant investments in product development and organizational capabilities to grow our business and to compete effectively and profitably. Our primary mission is, and will continue to be, to create, manufacture and market great products in the field of neuromodulation to help people that suffer from chronic pain and other neurological disorders. We will keep this as our primary focus.

This concludes my opening statements. Bob Merrill, our CFO, will present our third quarter financials.

Bob Merrill - ANSI — Executive Vice President — Finance

Thanks, Chris. Despite a number of distracting events during the third quarter, including the relocation to our new facility and weather related to the Southeast, the ANS team produced another quarter of record results. Powered by strong sales of our Genesis IPG systems, quarterly revenue increased 34 percent to a record $31.3 million and for the first nine months increased 35 percent to $88.5 million.

Neuro product sales for the quarter increased 37 percent to $28.2 million and for the first nine months increased 42 percent to $80.1 million. Revenue from our OEM segment increased 11 percent during the quarter to $3.1 million from $2.8 million in 2003 and for the first nine months decreased to $8.4 million from $8.8 million in 2003. We are projecting revenue of $32 to $33 million during the fourth quarter and $145 million for calendar 2005. Again, most of the growth during both the fourth quarter and 2005 will be from our Genesis IPG systems.

Gross profit increased 35 percent to $22.9 million during the third quarter and for the first nine months increased 43 percent to $64.7 million. Gross margin during the third quarter increased slightly to 73.1 percent from 72.7 percent in 2003. Gross margin from our Neuro segment increased to 77.9 percent for the quarter, up from 75.9 percent during the prior year.

OEM gross margin for the quarter was less than anticipated, due to a cost overrun on an OEM development contract. This resulted in a lower gross margin during the quarter than my previous estimate of 74 percent. For the first nine months of 2004, gross margin increased to 73.2 percent from 68.9 percent in 2003. For the nine- month period, Neuro segment gross margin increased to 76.9 percent from 73 percent in 2003. I expect gross margin, on a consolidated basis, for the fourth quarter to be 74.5 percent.

As a percentage of net revenue, operating expenses increased during the third quarter to 52 percent from 51 percent a year ago, and for the nine months increased to 52 percent from 49 percent, primarily due to planned investments in our sales and marketing capabilities, expenses associated with the relocation to our new facility, Sarbanes-Oxley compliance expense and expenses associated with our infringement litigation. The relocation expense and Sarbanes-Oxley expense will not reoccur in the fourth quarter and, as such, I look for operating expense of 51 percent during the fourth quarter.

Operating income increased 28 percent to $6.6 million during the third quarter and increased 43 percent to $19 million for the first nine months of 2004. Operating margin for the third quarter decreased to 21 percent from 22 percent in 2003, due to the relocation expense, Sarbanes-Oxley expense, litigation expense and cost overrun at HDI. I’m looking for operating margin during the quarter of 23.5 percent. For the nine months, operating margin increased to 21.5 percent from 20.3 percent in 2003.

Net income for the third quarter increased 20 percent to $4.7 million, or 23 cents per diluted share, from $3.95 million, or 19 cents per diluted share in 2003. Again, as Chris mentioned, third quarter results benefited in 2003 by 3 cents per diluted share from the reversal of a tax abatement liability. For the first nine months of 2004, net income increased 37 percent to $13 million, or 62 cents per diluted share, from $9.5 million, or 46 cents per diluted share in 2003.

Our tax rate in the third quarter fell to approximately 33.9 percent and, for the year, to 34.7 percent. Higher research and development credits, higher foreign tax credits and higher than expected income in Australia have favorably affected the rate since the tax rate in Australia is 30 percent for corporations.

I am projecting net income of 25 cents per diluted share for the fourth quarter and $1.15 per diluted share in 2005.

Turning to the balance sheet, our cash and marketable securities at September 30 were $121.8 million, up from about $89.5 million at the end of the second quarter. Our investment in Cyberonics had an unrealized gain of approximately $21.9 million at September 30th. We had a short-term obligation of $5 million at September 30th related to our purchase of Cyberonics, which was subsequently repaid following the end of the quarter. Excluding the effects of the Cyberonics transaction, cash and marketable securities increased $5 million during the third quarter.

Again, as Chris mentioned, we completed the move to our new facility. Our capacity has been greatly expanded but, from a P&L standpoint, will be neutral, compared to our leased facilities.

Our trade receivables increased 39 percent from year-end to about $25 million.

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ANSI — Q3 2004 Advanced Neuromodulation Systems Earnings Conference Call

DSO’s have increased to 73 days at September 30 from 64 days at year-end 2003. The increase is primarily the result of the following factors, going direct in Australia, the acquisition of microHelix in late April of 2004, and slower payments from hospitals and facilities.

Our inventories remain relatively flat quarter over quarter at about $23 million.

I’ll now turn the call over to the operator for Q and A.

QUESTION AND ANSWER

     Operator

     (OPERATOR INSTRUCTIONS) Eli Kammerman, Cathay Financial.

     Eli Kammerman - Cathay Financial — Analyst

     First question is on the second generation rechargeable device, can you go into a little more detail as to why there is a delay in that filing, which, I think, most people expected to occur in the third quarter? Also, restate the main differences between the first generation and second generation and why it’s supposed to be more competitive?

Chris Chavez - ANSI — President and CEO

     Very to the point, I believe we said in our last conference call and we’ve been consistent in saying that we were hopeful to receive approval for our first generation device in Q4 of this year. That still looks like it’s on target. I also said that we were looking to submit and file for approval on our second generation device in this quarter. I think we just reaffirmed that we intend to do that. If there was a miscommunication with you, we apologize, but I think our position has been and remains that the first device, we’re hoping to get it approved sometime this quarter. We have not received approval yet, but things look good. We also are still planning to submit, for the second device, this quarter.

     With respect to the differences in the devices, we haven’t made a public comment on it and, at this point in time, we’re not prepared to do so. We’re clearly excited about both products. I’ll be very candid and say that we’re even more excited about the second generation than the first.

     Eli Kammerman - Cathay Financial — Analyst

     OK. One other question, you mentioned this new methodology for depression, can you just state whether that involves a site in the brain or peripheral site?

     Chris Chavez - ANSI — President and CEO

     Actually, the specific application that I referenced in this conference call is a target in the brain. We are, I guess, under courtesy obligation and, arguably, under a professional obligation and, probably, a legal obligation, to not disclose what we’re doing right now. What I can say is that it is a target in the brain, that it is in the inter-structure of the brain, that it is a site that can be accessed with significantly more ease than what you’re accustomed

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ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call to hearing for Deep Brain Stimulation for Parkinson’s or Tremor. I can also tell you that there has been a pilot study. The results were very encouraging and encouraging enough to embolden us to pursue a second pilot. We’re trying to go in fast-forward to do that. If we can repeat in the second pilot what we did in the first, we fully intend to move this thing forward. We’re hoping to be able to be more open about it, probably in Q2 of next year. That is the point in time where our confidentiality requirement will expire. We’re hoping that the pilot results will be published and we’ll be able to comment on them in a more powerful and direct way. Hopefully, that answers your question.

     Eli Kammerman - Cathay Financial — Analyst

     Yes, it does. Thanks very much.

     Operator

     Mark Landy, Susquehanna Financial Group

     Mark Landy - Susquehanna Financial Group — Analyst

     Chris, you have six percent as modest RF growth in the quarter. I calculated 43 percent IPG unit growth and a 53 percent revenue growth for IPGs. Is that close to where you guys are at?

     Bob Merrill - ANSI — Executive Vice President — Finance

     Yes, that’s very close, Mark.

     Mark Landy - Susquehanna Financial Group — Analyst

     You guys are still growing that at a pretty impressive rate.

     Chris Chavez - ANSI — President and CEO

     We did have a good quarter. We’re a bit modest about it. It was a tough quarter. Third quarter is always seasonal. You’re just never sure what’s going to happen. We had this weather in the Southeast. It really affected a lot of companies, probably all companies selling devices. It was a big deal. Then, we have a new competitor that is out making waves. In the context of a tough seasonal quarter, seasonal weather and new competition, I’ve got to be straight up, I was very proud of this organization, especially our sales organization. They did a great job.

     Mark Landy - Susquehanna Financial Group — Analyst

     On the Axxess leads, how many accounts had Axxess in the third quarter and what’s the plan to expand it in the fourth quarter and when will it be in an unconstrained roll out?

     Chris Chavez - ANSI — President and CEO

     What we’re doing, Mark, as I mentioned in our last conference call, the ANS policy is not to get something approved and run out and introduce it. We are very calculated. We received approval. We created enough inventory to be able to support a rather limited market test. In introducing this to the market, we just want to make sure that the product works the way we expect it to, that the customer is able to provide any feedback procedurally, that our sales reps feel comfortable with how to in-service it. We feel like we’ve accomplished that and we feel like we’ve been able to resolve our capacity in the past. We’re now going to start to make this product more available to more customers and to our entire sales organization. We don’t intend to put a full court press on it. Our strategy, as we mentioned in the past, remains that we don’t shove product down customer’s throats. We simply present a very comprehensive set of systems and components and we let the physicians decide what’s best for them and their patients. We’re simply going to make this product more available and they will select it where and when they think it’s appropriate.

     Mark Landy - Susquehanna Financial Group — Analyst

     OK. We’ll kind of follow-up in the future as to how that’s going. What are your SG&A assumptions as a percentage of sales for next year?

     Chris Chavez - ANSI — President and CEO

     I’ll let Bob answer that, but let me just make one other comment on Axxess. The feedback that we’ve gotten from customers is very good. They really like the lead. The fact that it’s small, that it can fit through a smaller needle, that it’s very steerable, and that they’re getting the results, from an efficacy point of view, that they expect is all very positive. The real advantage to this lead is that it is very small, it is very steerable and it seems to deliver the goods. We expect that as this lead gains more visibility that, over time, it’s going to become a larger part of our revenue base, so we think that’s all good.

     Bob Merrill - ANSI — Executive Vice President — Finance

     SG&A, 2005, again, remember we’ve got litigation expenses factored in there, I’ve estimated around 40 percent, which would include amortization expense also.

     Mark Landy - Susquehanna Financial Group — Analyst

     By my calculations, that’s kind of up just a smidgeon over what we’ve been kind of guided to, maybe, the backend of this year and, maybe, not that you provided official guidance, but just thoughts

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call for next year. As we look at the spending in SG&A, obviously you guys are ramping up. Is it more increasing the number of sales reps, is it more market development or physician training or reimbursement help, can you help us and walk through how you’re going to spend those incremental dollars?

     Chris Chavez - ANSI — President and CEO

     I’ll take a macro-swipe at it, and then Bob can add to it. Philosophically, ANS finds itself in a very interesting position. We’re participating in a market that is under-penetrated. Arguably, we should be investing heavily in sales and marketing to, not overly develop the market, but to position us to serve it. We also find ourselves in a situation where we have, literally, new applications for our technology coming out of the woodwork. There are a lot of exciting applications for neurostimulation technology that I predict will prove to be very powerful and compelling and, ultimately, power and fuel this multi-billion, multi-indication market that we speak of. Our management dilemma- and this is, what we manage to, how do we manage our business in that context so the guidance that we use, moving forward, in terms of how we budget our resources- is that we will try to spend in the sales and marketing area, proportionately and directly proportionately to our predicted increase in sales. That increase will take the form of funding more programs as well as funding more reps, and we’re going to do it in a very strategic way.

In the area of clinicals and new indications, we’re very cautious on where we spend our money there. We created this incubator to enable us to cost-effectively qualify new applications in a very systematic, very efficient way. And to take new ideas through proof of concept, including a feasibility study or a pilot study- again, trying to really make sure that before we spend serious money on opportunities that we pursue, moving forward, we expect to leverage administration. We expect to leverage manufacturing. We will continue to invest proportionately in marketing. In the area of clinical development and new indications, we are going to ramp up spending. On balance, we hope to show some leverage on the P&L as we move into 2005.

Is there anything you want us to clarify on that general statement, Mark?

     Mark Landy - SusquehannaFinancial Group — Analyst

     I think you did a better job than I can ask the questions, Chris. Thanks very much, and great quarter.

     Operator

     Chad Sikes, CIBC World Markets

     Chad Sikes - CIBC World Markets — Analyst

     It’s Chad in for John. I just had a question, as far as the OEM business. Bob, you said there was a cost overrun on the development project last quarter. I know that gross margin was a little bit pressured because of lower OEM volumes. Can you talk about, did those volumes come back up to normal levels and, then, the cost overrun on this development project is what kind of caused the squeeze, or how should we look at that?

     Bob Merrill - ANSI — Executive Vice President — Finance

     For this quarter you’ve got two factors continuing. Number one is this cost overrun. Second of all, while volumes were slightly higher in Q3 versus Q2, as you know, a substantial part of that business at HDI is related to the Reveal product that we sell to Medtronic. They increased orders toward the end of the quarter, so you didn’t have a full quarter of realization. But we will have a full quarter of realization in Q4. Net-net, we’ll have better volumes at HDI in Q4. The OEM project has been concluded, therefore the cost overruns will not hit Q4 and, therefore, that’s why I projected that gross margin would increase to about 74.5 percent in fourth quarter.

     Chad Sikes - CIBC World Markets — Analyst

     OK. Then, on the DSOs, obviously, they’ve continued to increase because you guys have gone direct and the acquisition of microHelix. Do you have any indication of where in your model you see DSOs kind of leveling off?

     Bob Merrill - ANSI — Executive Vice President — Finance

     I am still trying to get our DSOs to be in the 65 to 66 day range. You’ve got a pretty big increase. As I said, if you read through the lines on our tax rate, we have been doing extremely well going direct in Australia. That, obviously, in and by itself, has created, basically, receivables at the hospital level in Australia where before, we had a distributor that relatively paid us within 30 days. That, combined with microHelix, I think, added from end-year around five to six days of this DSO increase. The remainder, again, are the hospitals stretching out payments, both on the East Coast and West Coast, is what we’re seeing. Again, I believe, over time, that we can get this back down into the mid-60’s and that really is where my target is.

     Chad Sikes - CIBC World Markets — Analyst

     OK. Then, just two more quick questions on the financial statement- Can you talk about the increase in deferred taxes? And then, what are you using for a tax rate for your fourth quarter estimate? Chris, I just had one question. You mentioned about hope for FDA approval for a pivotal trial. Any indication of when you might get approval from the FDA for that?

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call

     Bob Merrill - ANSI — Executive Vice President — Finance

     Very simply, the large increase in the deferred tax liability would be taxes that would be due if we had sold our Cyberonics stock on the unrealized gain of about $22 million. If you equate the $22 million unrealized gain, times the 34 — 35 percent, that’s going to equate to about an $8 million increase. That, substantially, is all of the increase in deferred taxes. In terms of the tax rate, very simply, I would use 34.7 percent during the fourth quarter.

     Chris Chavez - ANSI — President and CEO

     With respect to your question, I’m assuming you’re talking about Deep Brain Stimulation, is that correct?

     Chad - CIBC World Markets — Analyst

     (no answer)

     Chris Chavez - ANSI — President and CEO

     Anyway, I’m assuming that’s the question. With respect to Deep Brain Stimulation, we actually have two projects that we’re moving forward with. One is Deep Brain Stimulation to treat tremor, separately, Deep Brain Stimulation, actual Bilateral Deep Brain Stimulation to treat the broader symptoms of Parkinson’s Disease. We have, as I have reported in the past, actually submitted both applications to the FDA. We’ve been in a very extensive review process with the FDA on the tremor submission. We believe we’ve resolved all of the issues. There is one issue that we’re still working through. The FDA has taken a position that we think is a little too demanding. We’re working through it. We think we’re going to get it resolved. Right now, we’re optimistic that we will get the “thumbs up” and that we’ll be in a position to actually start patients in Q1 of 2005. When we resolve this one issue for Tremor, it will resolve it for the Bilateral. We believe it will also resolve it for Depression when we go down that path, as well as others. This first one is one where we need to work it through- make sure we’re lined up with the FDA. There’s something that I think really needs to be said, sometimes we forget, the FDA has changed personnel. The people that you originally agree to do something with sometimes rotate into other areas. The agreements that you had with one person don’t necessarily move forward to the successor. When we think we have a path laid out, if we have changes in the FDA, sometimes we have to go back and take a step back to regain ground we thought we had already covered. That’s the type of situation we’re in, and I think we’re going to have it resolved here in the not to distant future.

     Chad Sikes - CIBC World Markets — Analyst

     Thanks.

     Operator

     Pat Pace

     Pat Pace Analyst

     Just to sort of clarify on the Parkinson’s trial, presumably that IDE would probably get started after you resolve the issues with the Tremor?

     Chris Chavez - ANSI — President and CEO

     Yes.

     Pat Pace Analyst

     OK. Great. On the MTS, the trial system you just got the CE Mark for, can you just talk a little bit about what is new with that trial product?

     Chris Chavez - ANSI — President and CEO

     Just very briefly, we’ve been using, probably, the oldest component in the ANS arsenal, our trial stimulator. It was, basically, technology that we’ve been using, probably for the last three or four years. It simply wasn’t up to date with our broader offering. We have significantly re-engineered the product. It simply has more capability. It’s easier to use. It has future capability that we haven’t yet tapped, that I would call “pipeline capability”, that will show itself up in the next few months and years. I think, when it’s all said and done, it’s going to be easier for the patient to use. It’s going to be easier for clinicians to program. We predict that it’s simply going to deliver a better quality stimulation that, I think, will ultimately lead to more successful trials, which will ultimately, probably, convert into an even higher conversion of trials to permanent. We are excited about it. The interesting thing is, we already have a product in the pipeline to obsolete it. I think this will probably be a work-horse, probably for the next two years.

     Pat Pace Analyst

     Great. Thanks. Just on the migraine IDE, on the pilot, how long will the follow-up be for that pilot study?

     Chris Chavez - ANSI — President and CEO

     I’m going to let Drew Johnson take that question.

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call

     Drew Johnson - ANSI — Vice President — Regulatory Affairs.

     Typically, the Agency asks for a 12-month follow-up. Mind you, this is not a pivotal study. This is a pilot study. We’re in the process of negotiating with the FDA to expand that study to a pivotal study. Hopefully, we will get that approval and the follow-up on that approval will be the standard 12-months.

     Pat Pace Analyst

     That’s great. Thanks. Just on AccuRx, can you comment just on how AccuRx is doing in Europe currently?

     Chris Chavez - ANSI — President and CEO

     In Europe, we’ve actually — first of all, from a product performance point of view, good. But we have totally de-emphasized the marketing of AccuRx in Europe. When we moved from the old facility to the new facility, we had to, basically re-qualify all production processes. We gave priority to stimulation for obvious reasons. We simply haven’t gotten the momentum in Europe that we had originally hoped for with AccuRx. I have to be very candid with you, we did a market test in Europe with our pump and we actually learned a lot of things. We learned a lot of opportunities to improve our pump and, in fact, we’ve already made a lot of those improvements. The business question we’re faced with is: do we continue to distribute a product in Europe that isn’t really our best foot forward? Or do we make the improvements that we’ve already made and launch those at a later date, basically, in concert with what we do in the U.S.? Right now, we’ve got a lot going on in the stim side, a lot of very positive things. To make a long story short, we are not actively marketing AccuRx in Europe. And we are reserving the decision on whether to launch the old product or simply launch the new product that we’ve already improved, and whether we should do that sooner or later. That decision hasn’t been made.

     Pat Pace Analyst

     Very helpful. Thanks for taking my questions.

     Operator

     Tom Gunderson, Piper Jaffray

     Thom Gunderson - Piper Jaffray — Analyst

     A couple of quick follow-ups- maybe the most recent on the pilot for the migraine. Have you, as part of your discussions, it seems a bit redundant for the FDA to ask for Proof of Concept with all the single site off-label quasi trials that have been done. Have you presented that information to them yet, or is that part of the ongoing strategy?

     Chris Chavez - ANSI — President and CEO

     I’ll let Drew answer this at the more detailed level. Let me just simply say this, I am just amazed at the enthusiasm in the clinical community for this particular procedure. I think, as everyone knows, we have to take extraordinary precautions not to promote products for an off-label usage. The truth is that physicians talk to themselves, and there’s just a lot of excitement for this. That’s one of the reasons why we’re trying to push this thing through the FDA, so that we can do this thing above board. In the interim, we simply have the reps- we have their hands tied. We simply will not let them promote this in any way, shape or form. The data is positive. What you hear from the field is positive. Now, I’ll let Drew address your question more specifically.

     Drew Johnson - ANSI — Vice President — Regulatory Affairs.

     You’re right. There are rumors and we have seen data from the field suggesting that the use of stimulation in migraine headache is a pursuant. But you have to keep in mind, the data that is in the field has not been published. There’s not a lot of literature out there. What we have presented to the agency is what’s available. A lot of that information, the agency doesn’t consider to be valid scientific evidence. Therefore, we have to go back through the agency, collect the appropriate valid scientific evidence to support, not only to support, but also to determine what we’re going to study, and how we’re going to study for safety and effectiveness in a larger trial.

     Chris Chavez - ANSI — President and CEO

     Let me just expand on Drew’s answer, when we first went down this path with our first pilot, we were very narrow in our focus. We were looking at Occipital stimulation for Occipital headaches. It became clear to us rather quickly that the opportunity was much broader than that, and, in fact, we expanded the scope of our study to increase the broader category of Migraine, which is where I think the real opportunity is. In researching that, we’ve also discovered some other very exciting opportunities, which led us to the Traumatic Brain Injury opportunity and related opportunities. This thing has a lot of legs. We’re trying to be very smart about how we move forward with the chronic headache opportunity. I think we have it nailed. We are, I think, in a very positive dialogue with the FDA. They are actively coaching us and actually trying to help us on how to move forward so that we don’t have a surprise somewhere downstream. We’re coachable. We’re in the dialogue with the FDA. I think there is a pretty good chance that they will allow us to upsize or upgrade our pilot into a pivotal and that, ultimately, when we do that, when we get through the pivotal, we’ll

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call actually be able to get to an approved PMA at the end of the line. Hopefully, that answers your question, Thom.

     Thom Gunderson - Piper Jaffray — Analyst

     It does. Thank you. Then, you mentioned competition a little bit earlier, but if I can dig into your 2005 numbers, what’s the assumption on a full launch for Advanced Bionics in your 2005 preliminary guidance?

     Chris Chavez - ANSI — President and CEO

     Just taking a step back from the last quarter, there were a few things that we still didn’t know about Advanced Bionics and their intentions. There are still some unknown issues. What we have learned is that they are scaling up, and staffing up, at the field level. Their reps are very visible. Their reps are calling on, we know, several of Medtronics accounts, and we know they’re calling aggressively on our accounts. On the surface, we know that the physician groups are actually impressed with how their product looks. I think, when you look at the promise of the product in the forms, it actually comes across pretty well. Customers are taking note. When you get to the substance, what the product is and what it does, ANS continues to shine. We continue to have the broadest offering. Our generators are proven. With the promise of our new rechargeable, we think we have all the bases covered on the technology front. I think, as next year closes out, it will be clear that ANS will remain the technology leader, offering the most comprehensive line of products. But these guys are there, Thom. They’re getting into accounts. They’re connecting with customers. They are becoming a real competitor. We see them in the field. As you know, in 2001, ANS grew 19 percent year-over-year. We had explosive growth of 70 percent in 2002, 71 percent in 2003. This year in our neuro business, we’re tracking at about 40. Along this whole period, we continue to believe the market is expanding at about 20 percent. With the uncertainty of ultimately how Advanced Bionics will play out, how Medtronic will ultimately react, we think that it’s prudent and responsible to throttle back our growth projections to be more in line with how we think the market is expanding. As we get a better feel for how they do and how we do, we’ll adjust our guidance accordingly. But, at this given point in time, we feel very confident and comfortable with our technology, with our selling organization, with our strategy. We feel like we’ve been able to take a very serious part of their first initial assault into the market. I think the first chapter in this story has barely been written and there’s still more to follow, but, this point in time, we feel good.

     Thom Gunderson - Piper Jaffray — Analyst

     Thanks, Chris.

     Operator

     Amit Hazan, Sun Trust Robinson Humphrey

     Amit Hazan - Sun Trust Robinson Humphrey — Analyst

     Congratulations on the nice quarter. Just a couple of questions. One, I was wondering if you could quantify for us the effect of the hurricane and the relocation, specifically, and what that may have cost you in revenues, even a rough estimate?

     Chris Chavez - ANSI — President and CEO

     You know what, we’ve looked at that. It’s probably, order of magnitude, more than a million. On the flip side, through what I call “intelligent rescheduling”, we were able to pick some of that up. I’m not sure that there’s a rollover effect coming into Q4, in fact, what I’ve heard from the field is that there is still a lot of disruption in the Southeast. People are trying to get their lives back into order, clinicians included. There’s been a major disruption. On the surface, you would say what you lost, hopefully, you can pick up in Q4. But I don’t think its going to happen that way. I think that people are still picking up the pieces. Fortunately for us, the rest of the ANS organization in different parts of the country and different parts of the world, were able to rally to the cause and offset the loss. Hopefully, Florida will settle down — it’s just not Florida, it’s a lot of the Southeast - hopefully, it will settle down and we’ll go back to a normalized business model later this quarter and, hopefully, starting in the next year.

     Amit Hazan - Sun Trust Robinson Humphrey — Analyst

     Great. Just a very quick question on guidance, for 2005 what tax rate should we use, is that the 34.7 as well?

     Bob Merrill - ANSI — Executive Vice President — Finance

     I think that’s a fair assumption.

     Amit Hazan - Sun Trust Robinson Humphrey — Analyst

     OK. Unless I missed it, I didn’t hear an update on Angina, where you might be as far as getting a pivotal trial there and, just anecdotally, as we do our field checks we keep hearing that a lot of doctors are treating for Angina patients already off-label and I know you guys don’t market that, but, anecdotally, can you give us some idea as whether you hear the same thing out there?

     Chris Chavez - ANSI — President and CEO

     First of all, Angina actually is ischemic pain associated with Angina as well as ischemic pain associated with Peripheral

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call

Vascular Disease. If you go to Europe, the Europeans are wondering why we’re not doing this in United States. And the answer is obvious. It’s not approved. I think these applications are clinically proven. I think the Europeans have done that for us. We are actually initiating — Drew, what is it, a 10 patient, 60 patient study in Scandinavia?

     Drew Johnson - ANSI — Vice President — Regulatory Affairs.

     Yes.

     Chris Chavez - ANSI — President and CEO

     This is a very extensive study actually championed by a multi-site group of physicians and hospitals that are really trying to put this thing to bed. This is to reconfirm what I think we all already know. So we’re moving forward with that. We’re also in a discussion with Harvard on trying to get a pilot going there. We’ve got ongoing discussions with the FDA. We can get a study approved, but we want to get the right study approved, one that is not excessively burdensome and one that gives us a good probability of getting it done in a reasonable future. We think this is an application that should be approved in this country and should be made available to the citizens of this country. I think it’s a great procedure. We also believe that there is more to the story. We believe that stimulation of the spinal cord does more than treat pain. The question is should we pursue that with the FDA, and will it create a burden that is more than we want to handle? These are all questions that we are dealing with, but we remain very excited and interested in Angina. We’re making a significant play in Europe. We’re trying to leverage that into the U.S. We’re using Harvard as a site and, hopefully, we can get something going here. We have the same intentions with respect to Peripheral Vascular Disease.

     Amit Hazan - Sun Trust Robinson Humphrey — Analyst

     Thanks. Just one last question, with regard to international sales, we heard a couple of times on the call, that Australia seems to have been strong, can you let us know what international was as a percentage of revenues this quarter and, then, what you might expect in 2005 as well and, then, where you might look to go direct beyond Germany and Australia?

     Bob Merrill - ANSI — Executive Vice President — Finance

     In terms of overall percent of international, it’s about 9 percent for the quarter.

     Chris Chavez - ANSI — President and CEO

     With respect to guidance for next year, this year I think we’ve said that the international business is actually growing faster than domestic. I think we’ve been very strong in Germany, in Italy, in Australia, in Spain, in the UK. We’re starting to pickup significant momentum in Northern Europe. The outlook looks good. I think we’ve made the investment and it looks like it’s starting to pay off. I need to repeat that in the U.S. we’ve pretty much played our hand. We’ve gone direct and we still continue to use a substantial number of agents in the U.S. and we will continue to use that model into the foreseeable future. We like the way it works. In international markets, we think it’s important to continue to use distributors in selective markets. We simply do not have the critical mass in many markets to even consider going direct. In areas where it makes sense, we will pursue it and we’ll always do it above board. We’ll collaborate with our distributors. We’ll never surprise them. We’ll always make sure it’s a win-win. That’s how we went direct in the U.S. and, if we ever do it outside the U.S., that’s the strategy we would pursue. Hopefully, that answers your question.

     Amit Hazan - Sun Trust Robinson Humphrey — Analyst

     That’s perfect. Thanks very much. Have a nice day.

     Operator

     Keay Nakae, C.E. Unterberg, Towbin

     Keay Nakae - C.E. Unterberg, Towbin — Analyst

     Chris, can you clarify where the lead placement for the Migraine application and, perhaps, contrast the technical difficultly of that lead placement versus the standard DBS lead placement?

     Chris Chavez - ANSI — President and CEO

     In comparative terms, DBS for Parkinson’s Bilateral, on a scale of 1 to 10 with respect to procedural difficulty and precision, DBS Bilateral is probably a nine. It takes a lot of skill to do it, a lot of time. With respect to the chronic — it’s actually subcutaneous peripheral stimulation of the structure - you’re not going under the skull, you’re actually on top of the skull between the skin and skull — and it’s procedurally on a scale of one to ten, probably a two. It’s pretty easy to do. It’s fast. The physicians know how to do it. It’s actually, procedurally, going to be very easy. It will prove to be an outpatient procedure in most cases.

     Keay Nakae - C.E. Unterberg, Towbin — Analyst

     Great. Also, on the depression indication, where do you stand with respect to intellectual property surrounding that? Have you filed for any and just, maybe, your general sense of how free and clear you might be proceeding down that path?

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call

     Chris Chavez - ANSI — President and CEO

     With respect to DBS for Depression, we have filed. With respect to stimulation of the specific nerves in the cranial area to treat Traumatic Brain Injury, we have filed. With respect to Cortical stimulation for Tinnitus and other applications, we have filed. We’ve also filed patents on other undisclosed applications. Our strategy is to find applications, to leverage our technology platform in a powerful way, to pursue intellectual property protection for these applications and, then, to pull them off the shelf in some of priority, pursue them to commercialization. That’s what we intend to do with our incubator.

     Keay Nakae - C.E. Unterberg, Towbin — Analyst

     One final question. With the clinical activity next year, what should we target for R&D spending as a percent of sales in 2005?

     Chris Chavez - ANSI — President and CEO

     I’ll let Bob speak to that specifically, but we definitely plan on investing more to staff and fund our incubator group and to actually staff and fund a larger Clinical department and a more robust Regulatory Affairs department to, basically, support what we call our “strategic futures”.

     Bob Merrill - ANSI — Executive Vice President — Finance

     In terms of dollars and percent, I would look at $14.5 million, or about 10 percent of revenues.

     Keay Nakae - C.E. Unterberg, Towbin — Analyst

     OK. Thank you.

     Operator

     Michael Peterson, JP Morgan

     Michael Peterson - JP Morgan — Analyst

     Thanks for taking my call. With regards to the sales force, can you give us an idea of how many reps you’ve added and what your plans may be for next year?

     Chris Chavez - ANSI — President and CEO

     Let me look at my notes here so I don’t — As of today, we have 11 field sales directors, we have, I believe, it’s 92 staffed territories, we have 26 clinical specialists. We intend to add more next year. We haven’t finalized what we’re going to do, but we’re not going to make massive adds. We’re going to be more strategic on where we place reps. I expect we’ll add a handful, but it’s not going to be what we’ve done historically.

     Michael Peterson - JP Morgan — Analyst

     OK. On margins, can you give us an idea of where neurostim margins could go next year?

     Bob Merrill - ANSI — Executive Vice President — Finance

     I would look for them at 79 to 80 percent, generally, is where the neuro margins would be next year.

     Michael Peterson - JP Morgan — Analyst

     On share buy-back, any update there?

     Chris Chavez - ANSI — President and CEO

     We haven’t actually bought anything back. Again, we’ve got this approval on standby. If we think it’s prudent to use it, we will but, at this point in time, we’ve done nothing. In fact, our major use of cash was actually the acquisition of Cyberonics shares, hoping to initiate a dialogue, but that’s where things stand right now.

     Michael Peterson - JP Morgan — Analyst

     OK. Thanks.

     Operator

     Bill Plovanic, First Albany Capital

     Bill Plovanic - First Albany Capital — Analyst

     A point of clarification, Bob, on the nine percent for the international sales, is that a percentage of total revenues or is that neuromod?

     Bob Merrill - ANSI — Executive Vice President — Finance

     That’s a percentage of total revenue.

     Bill Plovanic - First Albany Capital — Analyst

     Did you actually have any of the implantable Drug Pump revenues from international this quarter?

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call

     Bob Merrill - ANSI — Executive Vice President — Finance

     No. We had none.

     Bill Plovanic - First Albany Capital — Analyst

     On the lead introduction for Axxess, you mentioned that it would be that you’re not going to push it on the customers, just supply it. When do you hit - maybe, a two-prong question — when do you hit a position that you’re free from any supply constraints? And, to qualify the question, assuming that every doc that implants every stimulator that you sell would have product to sell, would they have that lead to use?

     Chris Chavez - ANSI — President and CEO

     We think we’re going to be in a supply position to make the lead available on a basis pretty much to support what we think would be reasonable demand. We will be there this quarter I believe. I think our capacity will simply increase moving forward. One of the questions we’re asking ourselves is what kind of migration will we have from our conventional lead to the Axxess lead? It’s the same question we were asking when we introduced Genesis XP, what will the migration go from one to the other? What we’ve tried to do is create flexibility in our production processes to support a more robust uptake if, in fact, that plays out. Again, the ANS way is not to shove product down customers’ throats. We want to make sure that we offer this broad offering, that we do a good job of trying to predict what the demand will be and we have highly flexible production processes to accommodate demand if we have a reasonable idea of what demand will be. Right now, my own feelings are that, probably, by the end of next year, the Axxess lead could be 25 percent, plus or minus, of our lead demand. We also think that Axxess may actually help to stimulate — no pun intended — demand for ANS products, but we’re not going to make that boast yet. We’ll see if the field experience warrants that kind of hope.

     Bill Plovanic - First Albany Capital — Analyst

     What are the manufacturing efficiencies or the yields that you’re returning, and is this a high-margin lead for you? It’s kind of one in the same, but separate questions.

     Chris Chavez - ANSI — President and CEO

     We don’t make enough margin on it, Bill. [laughs] On a serious note, we think that the manufacturing cost for the Axxess lead will probably be comparable to our current lead. It might actually be less, depending on how the through-put ultimately plays out. As you probably know, margins are generally a function of through put because of overhead absorption. That will play somehow into the equation. We think this lead has the opportunity to, downstream, increase our margin. We think that when it hits critical mass, it’s going to be less expensive to make. We think it’s a quality of lead that could, in fact, command a premium, downstream. That, net, I think it will help us improve margins downstream.

     Bill Plovanic - First Albany Capital — Analyst

     OK. Is that lead compatible with the Medtronic or Advanced Bionics systems?

     Chris Chavez - ANSI — President and CEO

     Well, we sure hope not! We make our lead in our connection to connect with our system and, as you know, a PMA-approved product. You’re not getting approval on a lead. You get approval actually on a system. It’s actually designed to be an integrated part of an ANS system.

     Bill Plovanic - First Albany Capital — Analyst

     Lastly, for Bob, on the OEM contracts as we look into 2005, any major renewals, cancellations, completions of contracts coming up that could change what we would expect out of that revenue line?

     Bob Merrill - ANSI — Executive Vice President — Finance

     From an existing business standpoint, no. I think, as you know, the OEM business has not been a focus. We have continued to use more and more of its manufacturing capabilities as well as development capabilities for ANS neuro needs. I would look next year, as you’re modeling, that OEM will be relatively flat year-over-year similar to what it’s going to be this year. In dollar terms, I would look at somewhere around $11 million next year to be the OEM portion of the consolidated revenue.

     Bill Plovanic - First Albany Capital — Analyst

     Great. Thank you very much.

     Operator

     Shawn Fitz , Stephens, Inc.

     Shawn Fitz - Stephens, Inc — Analyst

     Good morning and thanks for the extended Q&A. Two quick questions. Chris, talking about the pipeline, could you update us as it relates to your battery projects, specifically the non-rechargeable conventional batteries? Can you give us a quick update in terms of

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call where the battery life could go there, and, maybe, when you can get there?

     Chris Chavez - ANSI — President and CEO

     That’s a good question. First of all, we have two conventional cells that are obviously already developed, powering both Genesis and Genesis XP. We’re actually making a significant improvement to the XP cell, which will give it even more capability. That’s a work-in-progress that will probably hit the market sometime next year. On the rechargeable side, the battery that we already have that will power both the first generation and second generation rechargeable product is a very impressive cell in its own right. It has significant capability, we believe, more so than the Advanced Bionic’s product, in terms of raw capacity and the ability to drive a device. We also believe our circuitry is significantly more efficient than the Advanced Bionic’s product. With more battery capacity and with a more efficient circuit, we believe that our product is going to be very capable in the area of what I call “substance”, we’re going to have the juice and the electronics to do a lot with our system. We feel good about it.

Other batteries, we are working with suppliers on next generation rechargeable cells and next generation conventional cells. These devices will ultimately power future generation IPGs that we’re already working on. We continue to work on future generation programmers, generators and, obviously, the enabling components that will ultimately be parts of them. A lot going on.

     Shawn Fitz - Stephens, Inc — Analyst

     OK. Great. One final question for Bob, as it relates to your revenue guidance for 2005, is there any meaningful contribution there from your rechargeable IPG project?

     Bob Merrill - ANSI — Executive Vice President — Finance

     Can you repeat that question?

     Shawn Fitz - Stephens, Inc — Analyst

     As you look at your 2005 revenue guidance, are you expecting any meaningful contribution from a rechargeable IPG?

     Chris Chavez - ANSI — President and CEO

     For any new product, we’re actually making no projection. What we’re basically saying is that the numbers we presented in our guidance are aggregate numbers. We think new products, obviously, give us competitive advantage which, arguably, should help us on the up side, but we have this other little dynamic which is, two big competitors that we think will ultimately play into this equation. On balance, I think we’re going to take a wait and see approach. We think that the numbers we’ve given you are best thinking for now. Hopefully, we’ll prove to have up-side, but I think we just need to be prudent and see how things play out.

     Shawn Fitz - Stephens, Inc — Analyst

     OK. Great. Thanks for your time and congratulations on the quarter.

     Operator

     Eli Kammerman; Cathay Financial

     Eli Kammerman - Cathay Financial — Analyst

     A follow-up question, on the new indications there was a fair amount of positive data presented recently at the neurosurgery meeting on DBS for Epilepsy, and I’d like to know what your thoughts are with regard to pursuing that particular indication?

     Chris Chavez - ANSI — President and CEO

     We think that DBS for Epilepsy actually holds a lot of promise. Common sense tells you that DBS for Epilepsy will have to have a better efficacy profile, order of magnitude- more significant, in order for it to displace VNS. In fact, I don’t really think DBS and VNS, ultimately, will compete with each other. I think it will just be a continuum of care. Right now, based upon information that I’m aware of, it looks like Deep Brain Stimulation could, in fact, prove to be a viable therapy, actually a very potent therapy, for people that suffer from Epilepsy. I think there’s more work that needs to be done. We’re aware of work that is being done — I think many of you have heard of Neuropace. They have their own approach. We know Medtronic has their approach. ANS has our own undisclosed approach. We think that, right now, it looks like it could be a therapy that ultimately gets to the FDA and becomes another very important “arrow in the quiver” for physicians to use to treat people with Epilepsy. Right now, things look good.

     Eli Kammerman - Cathay Financial — Analyst

     So, do you think we should expect to see you file for an IDE for Epilepsy sometime in 2005?

     Chris Chavez - ANSI — President and CEO

     From our point of view, if I didn’t have so much on my plate, I could give an absolute yes. For us, we’ve got a lot on the plate, so I’ve just got to see whether my resources will allow me to get there. It’s really that simple.

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FINAL TRANSCRIPT

ANSI — Q3 2004 Advanced Neuromodulation systems Earnings Conference Call

     Eli Kammerman - Cathay Financial — Analyst

     OK. Thanks so much.

     Operator

     There are no further questions at this time. I will now turn the call back over to you. Please continue with your presentation and any closing remarks.

     Chris Chavez - ANSI — President and CEO

     With good planning and execution, the ANS team continues to grow the top and bottom line while investing heavily in expanding organizational capability. The third quarter results continue to demonstrate the strength of our organization and our operating platform and, I think, validate our business strategy. We remain focused in executing this strategy as ANS gains strength, confidence and momentum. The ANS team just continues to respond to the challenge of delivery strong back-to-back performances. As I stated earlier, I’m just very proud of our team. We also appreciate the support and encouragement of our growing list of customers. We are adding many new customers to our business. We know they have a choice. We want to thank you for tuning into our conference call today and look forward to reporting on our results for the fourth quarter and the year. Have a great day. Goodbye.

     Operator

     Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

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